UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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COTTONWOOD COMMUNITIES, INC.

(Name of Registrant as Specified in its Charter)

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October 15, 2021

RE:	Cottonwood Communities, Inc. (“CWREIT”) Perpetual-Life NAV REIT Strategy

Proxy Statement Forthcoming

Dear Cottonwood Communities Rep and Investor,

In the coming weeks you will be receiving a proxy statement soliciting your vote on several proposals in advance of the 2021 Annual Meeting of Stockholders. While each of the proposals are important, we would like to expand upon Proposal #3, which requires a favorable vote from a majority of our stockholders.

Proposal #3 seeks approval to remove Article XVIII from our charter. Article XVIII requires that we seek stockholder approval of our liquidation if our shares of common stock are not listed on a national securities exchange by August 13, 2028, unless a majority of our independent directors determines that liquidation is not then in the best interest of our stockholders.

We currently believe the best opportunity for us to achieve our objectives to provide our stockholders with stable cash distributions, long-term growth potential, and additional liquidity, is to pursue a strategy as a non-listed, perpetual-life “NAV REIT” that offers and sells new shares of our common stock continuously through a number of distribution channels in ongoing public offerings.

Our board of directors has already taken a number of steps in connection with the pursuit of this strategy including:

•	Adopting valuation guidelines consistent with industry practice to determine our net asset value (“NAV”) on a monthly basis;

•	Approving certain changes to our share repurchase program which we believe will increase our stockholders’ access to liquidity by increasing the number of shares that may be repurchased;

•	Approving new agreements with our advisor to implement a revised fee structure; and

•	Approving new terms for the distribution of new classes of shares of our common stock in future public offerings.

One final step is the removal of Article XVIII from our charter. Although we could pursue a perpetual-life strategy without removing this provision from our charter, we believe we are more likely to succeed with our strategy if we remove this language from our charter. We believe that the continued inclusion of Article XVIII in our charter may create confusion for existing and new investors if we are pursuing a perpetual-life strategy, and thus, our board of directors is recommending that stockholders approve this amendment to our charter by voting FOR proposal #3.

Please keep an eye out for a proxy statement soliciting your vote over the coming week or so. Each stockholder’s timely vote is needed and important. Should you have any questions or concerns regarding the matter, please feel free to contact Eric Marlin at eric@cwmarketsgrp.com or (310) 418-9174, Michelle Langer at michelle@cwmarketsgrp.com or (855) 816-9112, and/or your financial advisor.

Sincerely,

Cottonwood

FORWARD-LOOKING STATEMENTS

The information herein and in the proxy statement include forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. CWREIT intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of CWREIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Such statements include, in particular, statements about our plans, strategies, and prospects. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Such statements are subject to known and unknown risks and uncertainties. Therefore, such statements are not intended to be a guarantee of our performance in future periods. CWREIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.

See Part I, Item 1A in CWREIT’s Annual Report on Form 10-K filed with the SEC on March 26, 2021 for a discussion of some of the risks and uncertainties, although not all risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements. You should consider these important cautionary factors as you read the proxy statement.

Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are: our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flows from operations, make distributions to stockholders, maintain the value of our real estate properties and provide liquidity to stockholders. Further, CWREIT can make no assurances with respect to the future value appreciation of its properties and ultimate return to stockholders. Stockholders may have to hold their shares for an indefinite period of time. CWREIT can provide no assurance that it will be able to provide additional liquidity to stockholders. Even if the charter amendment is approved, there is no assurance that CWREIT will successfully implement its strategy.

The cautionary statements contained or referred to in the proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. CWREIT undertakes no obligation to update or revise forward-looking statements in the proxy statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.